[EXELON LOGO]


Exhibit 99                                                    www.exeloncorp.com

Exelon Corporation
P.O. Box 805379
Chicago, IL 60680-5379


May 30, 2003

Note to Exelon's Financial Community:


       Exelon Issues Call Notice for 50.1% Share of Sithe Energies, Inc.;
                  Continues to Pursue Sale of Sithe Investment



On May 29, 2003, Exelon Fossil Holdings, Inc., a wholly owned subsidiary of Exelon Generation, issued an irrevocable call notice for the 35.2% interest in Sithe Energies, Inc. (Sithe) owned by Apollo Energy, LLC and the 14.9% interest owned by subsidiaries of Marubeni Corporation. The total call price will be based on the terms of the existing Put and Call Agreement among the parties, which we estimate will be approximately $650 million. The transfer of ownership requires various regulatory approvals including FERC, the state regulatory commissions in New York and New Jersey, and expiration of the Hart Scott Rodino waiting period.

Under the terms of the Put and Call Agreement, the call must be funded within six months of the call notice being issued. Additionally, because the Public Utilities Holding Company Act restricts Exelon's ownership of 50% or more of Qualifying Facilities (QFs), the QFs owned by Sithe must be sold or restructured before closing to preserve their QF status. Despite the issuance of the call notice, Exelon Generation will continue to pursue options to sell its investment in Sithe Energies in its entirety.

The issuance of the Call Notice is not expected to have any impact on Exelon's ongoing operating earnings.

For additional information please contact me at (312) 394-7696 or Marybeth Flater at (312) 394-8354.

Sincerely,

Linda C. Byus, CFA
VP of Investor Relations

================================================================================

Except for the historical information contained herein, certain of the matters discussed in this news release are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. The factors that could cause actual results to differ materially from the forward-looking statements made by a registrant include those discussed herein as well as those discussed in Exelon
Corporation's 2002 Annual Report on Form10-K in (a) ITEM 7. Management's Discussion and Analysis of Financial Condition and Results of Operations--Business Outlook and the Challenges in Managing Our Business for Exelon, ComEd, PECO and Generation and (b) ITEM 8. Financial Statements and Supplementary Data: Exelon--Note 19, ComEd--Note 16, PECO--Note 18 and Generation--Note 13, and (c) other factors discussed in filings with the Securities and Exchange Commission (SEC) by Exelon Corporation, Commonwealth Edison Company, PECO Energy Company and Exelon Generation Company, LLC
(Registrants). Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this press release. None of the Registrants undertakes any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this press release.

                                       ###

    Exelon Corporation is one of the nation's largest electric utilities with approximately 5 million customers and $15 billion in annual revenues. The company has one of the industry's largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon distributes electricity to approximately
  5 million customers in Illinois and Pennsylvania and gas to more than 440,000 customers in the Philadelphia area. Exelon is headquartered in Chicago and trades on the NYSE under the ticker EXC.